Exhibit 3.2

RESTATED

CERTIFICATE OF INCORPORATION

OF

HILL INTERNATIONAL, INC.

(Pursuant to Section 245 of the

Delaware General Corporation Law)

Hill International, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “GCL”), in accordance with the provisions of Section 245 of the GCL, does hereby certify as follows:

1.            The name of this corporation is Hill International, Inc. (the “Corporation”). The Corporation was originally incorporated under the name Arpeggio Acquisition Corporation and the original Certificate of Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on April 2, 2004 (the “Original Certificate”).

2.            The Original Certificate was amended and restated by the filing of an Amended and Restated Certificate of Incorporation of the Corporation on June 28, 2006 (the “Amended and Restated Certificate”).

3.            This Restated Certificate of Incorporation of the Corporation only restates and integrates and does not further amend the provisions of the Amended and Restated Certificate as theretofore amended or supplemented, and there is no discrepancy between the provisions of the Amended and Restated Certificate as theretofore amended or supplemented and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the GCL.

4.            The Amended and Restated Certificate as theretofore amended or supplemented is hereby restated and integrated to read in its entirety as follows:

FIRST: The name of the corporation is “Hill International, Inc.” (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 251 Little Falls Drive, New Castle County, Wilmington, Delaware, 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The number of directors that constitutes the Board of Directors shall be fixed from time to time by resolution of the Board of Directors in accordance with the Bylaws, and shall consist of not less than three or more than eleven directors. Directors shall be elected at each annual meeting of stockholders, and each director elected shall hold office until such director’s successor has been elected and qualified, subject, however, to earlier death, resignation or removal from office. The term of each director serving as of and immediately following the date of the 2022 annual meeting of stockholders shall expire at the 2023 annual meeting of stockholders, notwithstanding that such director may have been elected for a term that extended beyond the date of the 2022 annual meeting of stockholders. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. If the number of directors is hereafter changed, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

EIGHTH : Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed on its behalf by its Executive Vice President and Chief Administrative Officer, this 8th day of July, 2022.

HILL INTERNATIONAL, INC.

By:	/s/ William H. Dengler, Jr.
William H. Dengler, Jr.
Executive Vice President and Chief Administrative Officer